Exhibit 99.1
NOTICE OF REDEMPTION OF A-2 WARRANTS
July 12, 2006
CONFIDENTIAL
To: Certain Holders of A-2 Warrants to Purchase Common Stock of ADVENTRX Pharmaceuticals, Inc.
     ADVENTRX Pharmaceuticals, Inc. (the “Company”) hereby gives notice that the Company is redeeming all currently eligible outstanding A-2 Warrants to Purchase Shares of Common Stock of the Company with an exercise price of $2.375 (the “A-2 Warrants”). The A-2 Warrants held by you are eligible for redemption.
     Pursuant to Section 10 of the A-2 Warrants, the Company has elected July 21, 2006 as the redemption date for the A-2 Warrants (the “Redemption Date”). On the Redemption Date, (i) the Company shall pay you by certified check an amount equal to the product of (x) $0.001 multiplied by (y) the number of $2.375 Warrant Shares so redeemed; and (ii) you will be required to deliver the original copy of this Warrant marked “REDEEMED” to the Company.
     To preserve your right to purchase shares of Common Stock under your A-2 Warrants, you must exercise these Warrants no later than the Redemption Date. If we do not timely receive your notice to exercise your A-2 Warrants, you will forfeit on the Redemption Date all of your rights to purchase shares of Common Stock pursuant to your A-2 Warrants.
     Please note that in order to properly exercise your rights to purchase Common Stock under the A-2 Warrants, the Company, will need to receive from you: (a) the original $2.50 Warrant, (b) a completed Notice of Exercise attached to your A-2 Warrants as Exhibit A, and (c) an amount equal to the product of (x) the Exercise Price of $2.375 multiplied by (y) the total number of shares you wish to purchase pursuant to your A-2 Warrants by wire transfer or certified check payable to the order of the Company.
     If you have any questions regarding its contents, please call the undersigned or Ioana C. Hone, Associate Director, Investor Relations, at (858) 552-0866.

Sincerely, ADVENTRX Pharmaceuticals, Inc.
/s/ Evan M. Levine

Evan M. Levine President & Chief Executive Officer